Exhibit 10.21

PROMISSORY NOTE

U.S. $125,000.00	Ames, Iowa	August 20, 2008

FOR VALUE RECEIVED, the undersigned, Nicholas N. Vahanian (VAHANIAN), whose address is 9654 NW 47th Court, Polk City, IA 50266, promises to pay, without set off, deduction or counterclaim of any kind or nature to NewLink Genetics Corporation (NEWLINK), whose address is 2901 South Loop Drive, Suite 3900, Ames, IA 50010, as Payee, or Holder, at the address of Payee or Holder listed in this Note, the principal sum of one-hundred and twenty-five thousand Dollars ($125,000.00).

The unpaid principal of this promissory note shall bear simple interest at the rate of six percent (6.00%) per annum.  Interest shall be calculated based on the principal balance outstanding as may be adjusted from time to time.  Interest on the unpaid balance of this Note shall accrue monthly but shall not be due and payable until such time as when the principal balance of this Note becomes due and payable.  The principal balance of this Promissory Note shall be due and payable on March 1, 2009.  There shall be no penalty for early repayment of all or any part of the principal.

VAHANIAN and all endorsers now or in the future becoming parties to this promissory note jointly and severally waive presentment and demand for payment, notice of dishonor, protest, and notice of protest of this promissory note.

VAHANIAN agrees to pay all costs and expenses of collection incurred by Payee or Holder of this promissory note, in or out of Court, including without limitation, Court related costs and expenses and reasonable attorneys’ fees and disbursements (including such costs, fees, and disbursements incurred on appeal of any litigation).  No extension of time for payment of this note payable and no alteration, amendment, or waiver of any provision of this note payable shall release, discharge, modify, change, or affect the liability of VAHANIAN under this promissory note.

No delay by Payee or Holder in enforcing any covenant or right under this line of credit shall be deemed a waiver of any covenant or right, and no waiver by Payee or Holder of any particular provision of this promissory note shall be deemed a waiver of any other provision or a continuing waiver of any particular provision, and except as so expressly waived in writing, all provisions shall continue in full force and effect.

This PROMISSORY NOTE shall be construed and enforced according to the laws of the State of Iowa.

Whenever used in this PROMISSORY NOTE, the terms “Holder”, “VAHANIAN”, “NEWLINK”, and “Payee” shall be construed in the singular or plurals as the context may require.

Nicholas N. Vahanian	NewLink Genetics Corporation

/s/ Nicholas N. Vahanian	/s/ Gordon Lnk
Nicholas N. Vahanian	Gordon Link, Chief Financial Officer